Exhibit 9.10

                              Financial Statements

                                 [See Attached]

KPMG


                        MAINSTREET HEALTHCARE CORPORATION

                        Consolidated Financial Statements

                                 March 31, 1997


                    With Independent Auditors' Report Thereon

KPMG Peat Marwick LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
MainStreet Healthcare Corporation:


We have audited the accompanying consolidated balance sheet of MainStreet Healthcare Corporation as of March 31, 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period February 6, 1996 (date of incorporation) to March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MainStreet Healthcare Corporation at March 31, 1997, and the results of its operations and its cash flows for the period February 6, 1996 (date of incorporation) to March 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that MainStreet Healthcare Corporation will continue as a going concern. As discussed in note 1(b) to the consolidated financial statements, MainStreet Healthcare Corporation has suffered recurring losses and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1(b). The accompanying consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

November 14, 1997, except
    as to note 12(b), which is
    as of February 3, 1998                  /s/ KPMG Peat Marwick LLP

                        MAINSTREET HEALTHCARE CORPORATION

                           Consolidated Balance Sheet
                                 March 31, 1997

                                     Assets

Current assets:
    Cash                                                                         $        1,950
    Accounts receivable, less allowances for contractual adjustments
      and uncollectible accounts of $1,258,571                                        1,110,019
    Redeemable preferred stock subscriptions receivable (notes 4 and 11)                750,000
    Other receivables                                                                   110,658
    Prepaid and other                                                                    44,010
                                                                                    -----------
           Total current assets                                                       2,016,637

Property and equipment, net (notes 3 and 6)                                           1,422,594
Intangible assets, net (notes 3 and 5)                                                1,968,252
Other assets                                                                            388,393
                                                                                     ----------

           Total assets                                                          $    5,795,876
                                                                                      =========

                      Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable                                                             $      695,411
    Other accrued expenses and liabilities                                              615,237
    Current portion of notes payable (notes 3 and 7)                                    357,053
    Current portion of capital lease obligation (note 7)                                  3,401
    Shareholder loan (note 8)                                                            18,252
                                                                                         ------
           Total current liabilities                                                  1,689,354
                                                                                     ----------

Long-term liabilities:
    Notes payable, less current portion (notes 3 and 7)                                 751,261
    Capital lease obligation, less current portion (note 7)                              14,183
                                                                                    -----------
           Total long-term liabilities                                                  765,444
                                                                                    -----------
           Total liabilities                                                          2,454,798

Redeemable preferred stock, $.01 par value; 13,250 shares authorized,
    no shares issued and outstanding                                                          -
5% cumulative redeemable preferred stock, $1,000 redemption value;
    6,000 shares authorized, 3,367 shares issued and outstanding, 750
    shares subscribed (notes 4, 11, and 12)                                           4,117,000
Class A nonvoting convertible common stock, $.01 par value;
    5,000,000 shares authorized, 268,000 shares issued and outstanding                  696,015

Stockholders' deficit (note 4):
    Class B common stock, $.01 par value; 20,000,000 shares authorized,
      5,875,000 shares issued and outstanding                                            58,750
    Additional paid-in capital                                                           81,550
    Accumulated deficit                                                              (1,612,237)
                                                                                      ---------
           Total stockholders' deficit                                               (1,471,937)
                                                                                     ----------
           Total liabilities and stockholders' deficit                           $    5,795,876
                                                                                      =========

See accompanying notes to consolidated financial statements.

                        MAINSTREET HEALTHCARE CORPORATION

                      Consolidated Statement of Operations

    For the period February 6, 1996 (date of incorporation) to March 31, 1997


Net patient service revenue                             $     3,665,982
                                                              ---------

Operating expenses:
    Cost of affiliated physician services                     1,733,826
    Clinic salaries, wages, and benefits                      1,131,729
    Clinic rent and lease expense (notes 7 and 8)               306,571
    Clinic supplies                                             287,431
    Other clinic costs                                          428,987
    General corporate expenses (note 8)                         571,499
    Depreciation and amortization (notes 5 and 6)               217,029
    Clinic start-up expenses                                    307,419
                                                            -----------
           Total expenses                                     4,984,491
                                                            -----------
           Operating loss                                    (1,318,509)

Interest expense, net (note 7)                                  161,774
Loss on clinic disposals (note 12(a))                             88,990
                                                           -------------
           Loss before income taxes                          (1,569,273)

Income taxes (note 9)                                                 -
                                                                      -
           Net loss                                     $    (1,569,273)
                                                              =========


See accompanying notes to consolidated financial statements.

                        MAINSTREET HEALTHCARE CORPORATION

                 Consolidated Statement of Stockholders' Deficit

    For the period February 6, 1996 (date of incorporation) to March 31, 1997



                                              Class B             Additional                              Total
                                           Common Stock            Paid-in        Accumulated        Stockholder's
                                   Shares             Amount       Capital          Deficit             Deficit
                                   ------             ------       -------          -------             -------
Balance at February 6, 1996              -        $          -           -                  -                  -
Issuance of common stock         5,875,000              58,750      38,586                                97,336
Accretion of difference
   Between fair value and
   garanteed value of stock
   issued in connection with
   acquisition (note 3)                  -                   -      42,964           (42,964)                  -
Net loss                                 -                   -           -        (1,569,273)        (1,569,273)
                                 ----------------  ---------------------------    -------------        -----------
Balance at March 31, 1997        5,875,000         $    58,750      81,550        (1,612,237)        (1,471,937)
                                 =========          ==========     =======       ============        ===========

See accompanying notes to consolidated financial statements.

                        MAINSTREET HEALTHCARE CORPORATION

                      Consolidated Statement of Cash Flows

    For the period February 6, 1996 (date of incorporation) to March 31, 1997


Operating activities:
    Net loss                                                                          $(1,569,273)
    Adjustments to reconcile net loss to net cash provided
      (used) by operating activities:
        Depreciation and amortization                                                     217,029
        Changes in operating assets and liabilities,
          net of effects of acquisitions:
             Accounts receivable, net                                                    (517,720)
             Other receivables                                                           (110,658)
             Prepaid expenses and other assets                                            (64,010)
             Accounts payable                                                             580,688
             Other accrued expenses and liabilities                                       615,237
                                                                                     ------------
                Net cash used by operating activities                                    (848,707)
                                                                                     ------------

Investing activities:
    Acquisitions of businesses, net of cash acquired (note 3)                          (1,226,480)
    Purchases of property and equipment                                                  (631,279)
                                                                                     ------------
                Net cash used by investment activities                                 (1,857,759)
                                                                                     ------------

Financing activities:
    Net proceeds from issuance of preferred stock                                       2,071,607
    Proceeds from shareholder loans                                                     1,370,300
    Proceeds from issuance of common stock                                                 65,810
    Net borrowings under capital lease obligations                                         17,584
    Repayment of notes payable                                                          (423,363)
    Repayment of shareholder loans                                                      (393,522)
                                                                                      -----------
                Net cash provided by financing activities                               2,708,416
                                                                                      -----------

                Net increase in cash                                                        1,950

Cash at beginning of period                                                                     -

Cash at end of period                                                            $          1,950
                                                                                    =============

Supplemental disclosure of cash flow information cash paid during the period for:
      Interest                                                                   $         55,476
      Income taxes                                                                              -


See accompanying notes to consolidated financial statements.

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements
                                 March 31, 1997

(1)      Organization and Basis of Presentation

           (a)    Description of Business

                  MainStreet Healthcare Corporation ("the Company") was incorporated on February 6, 1996. The Company was organized to purchase general practitioner outpatient clinics in Georgia and Tennessee. After purchasing a clinic, the Company focuses on centralizing fixed costs and reducing the overall overhead of each outpatient clinic in order to maximize income and cash flow. During the period from February 6, 1996 to March 31, 1997, MainStreet acquired 12 primary care clinics.

           (b)    Basis of Presentation

                  The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and the affiliated professional corporations ("Professional Corporations"). Through the clinic services agreements between the Company and the Professional Corporations, the Company has assumed full responsibility for the operating expenses in return for the assignment of the revenue of the professional corporations.

                  The Company has perpetual, unilateral control over the assets and operations of the Professional Corporations, and notwithstanding the lack of technical majority ownership of the stock of such entities, consolidation of the various professional corporations is necessary to present fairly the financial position and results of operations of the Company because of control by means other than ownership of stock. Control by the Company is perpetual rather than temporary because of (i) the length of the original terms of the agreements, (ii) the successive extension periods provided by the agreements, (iii) the continuing investment of capital by the Company, (iv) the employment of the nonphysician personnel, and (v) the nature of the services provided to the Professional Corporations by the Company. All intercompany accounts and transactions have been eliminated in the consolidation.

                  The Company has experienced recurring losses since its inception, including approximately $1,900,000 (unaudited) from April 1, 1997 through December 31, 1997, and has a net working capital deficiency of approximately $1,200,000 (unaudited) as of December 31, 1997. Management has entered into a letter of intent to sell its operating clinics at an amount that in its opinion would generate sufficient value to satisfy all its outstanding debt obligations in either cash or stock (see note 12(b)). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

       (2)        Summary of Significant Accounting Policies

           (a)    Property and Equipment

                  Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets.

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements

                  Equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

           (b)    Intangible Assets

                  (1)      Noncompete Agreements

                           In connection with certain clinic acquisitions, the Company entered into noncompete agreements with physicians. Such agreements are being amortized using the straight-line method over the terms of the agreements, generally three to five years.

                  (2)      Excess of Cost

                           Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line method over the expected periods to be benefited, generally fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. In management's estimation, the remaining amount of goodwill has continuing value.

           (c)    Net Revenue

                  Patient revenue is recorded at established rates reduced by allowances for doubtful accounts and contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are reported as contractual adjustments in the year final settlements are made.

           (d)    Income Taxes

                  The Company accounts for income taxes using the asset and liability method of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements


                  Prior to the merger of MainStreet Georgia with and into MainStreet Delaware, as discussed in note 4, the Company was taxed as an S Corporation under the Internal Revenue Code. As a result, the Company has been taxed in a manner similar to a partnership for the period prior to December 9, 1997, and has not provided any federal or state income taxes as the results of operations were passed through to, and the related income taxes became the individual responsibility of the Company's shareholders.

      (e)         Impairment of Long-Lived Assets

                  Financial Accounting Standards No. 121 ("SFAS No. 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, requires the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                  The statement also addresses the accounting for long-lived assets that are expected to be disposed. SFAS No. 121 is applicable for most long-lived assets, identifiable intangibles, and goodwill related to those assets. Management has determined that long-lived assets are fairly stated in the accompanying consolidated balance sheet and that no indicators of impairment are present.

      (f)         Redeemable Preferred Stock Offering Costs

                  Costs associated with the issuance of mandatory redeemable preferred stock have been capitalized and are being amortized using a straight-line method over five years and are included in other assets in the accompanying consolidated balance sheet (see note 5).

      (g)         Use of Estimates

                  Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (3) Acquisitions

         The Company acquired, through its wholly owned subsidiaries, certain operating assets of 12 primary care physician clinics.

         Simultaneous with each acquisition, the Company enters into long-term clinic services agreements. Under these agreements, the Company manages all aspects of the affiliated practice other than the provision of medical services, which is controlled by the physician groups. For providing services under the clinic services agreements, the physicians receive compensation based on individually negotiated contracts. Generally, the clinic service agreements cannot be terminated by the physician group or the Company without cause, which includes material default or bankruptcy of either party.

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements


         The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets acquired and the liabilities assumed based upon the fair values at the dates of acquisition. In connection with the acquisitions, the Company issued 268,000 shares of common stock in MainStreet Healthcare Corporation. The Company guaranteed the fair market value of the stock to be $5 per share at various dates in the future and recorded the stock by discounting the guarantee price using a risk-based interest rate of 15%. The difference between the fair value and guaranteed value of stock issued in connection with the issuance of stock of $643,395 is being accreted over the period from the date of issuance to the various settlement dates through periodic charges to accumulated deficit. The Company also issued $1,531,677 in notes payable. The excess of the purchase price over the fair values of the net assets acquired was $1,813,179 and has been recorded as goodwill and is being amortized using a straight-line method over 15 years. The composition of acquisition of businesses, net of cash acquired, is set forth below:

          Working capital, other than cash                      $    477,577
          Property and equipment                                     862,916
          Noncompete agreements                                      300,500
          Excess of costs over fair value of assets acquired       1,813,179
          Less:
             Value of stock issued                                  (696,015)
             Value of notes payable issued                        (1,531,677)
                                                                  ----------
          Cash purchase price, net of cash acquired             $  1,226,480
                                                                   =========

       The operating results of the acquired clinics have been included in the consolidated statement of operations from the respective dates of acquisition.

       (4) Reorganization

       MainStreet Healthcare Corporation (MainStreet Georgia) was organized on February 6, 1996 as a Georgia Corporation and was authorized 10,000,000 shares of no par common stock of which 5,375,000 shares were issued.

       On December 4, 1996, MainStreet Healthcare Corporation (MainStreet Delaware) was incorporated and was authorized 10,000,000 shares of no par common stock. Effective December 9, 1996, the shareholders of MainStreet Georgia exchanged their shares for equal shares in MainStreet Delaware pursuant to a merger of MainStreet Georgia with and into MainStreet Delaware.

       On December 11, 1996, MainStreet Delaware amended and restated the Certificate of Incorporation in order to give MainStreet Delaware the authority to issue preferred stock and common stock as follows:

                 (a) 20,000 shares of Preferred Stock, par value $.01 per share. MainStreet Delaware's Board of Directors has the authority to fix the terms of the Preferred Stock.

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements


                 (b) 5,000,000 shares of Class A Non-Voting Convertible Common Stock, par value $.01 per share. One share of Class A Non-Voting is convertible upon: (i) a Qualified Public Offering; (ii) a sale of MainStreet Delaware; or (iii) a sale of a majority of the Class B Common Stock, into one fully paid and non-assessable share of Class B Common Stock.

                 (c) 20,000,000 shares of Class B Common Stock, par value $.01 per share.

                           The Class A and Class B common stocks are identical, except with respect to voting rights, where the Class A shares have no voting rights. The Class A shares are nonvoting convertible into one share of Series B stock upon: (i) a Qualified Public Offering; (ii) a sale of the Company; or (iii) a sale of a majority of the shares of Class B stock.

       Effective December 12, 1996, MainStreet Delaware entered into a recapitalization agreement. The shareholders of MainStreet Georgia exchanged a total of 5,375,000 shares of no par common stock in MainStreet Georgia and $948,026 of debt owed by MainStreet Georgia to the shareholders for 2,350,000 shares of no par common stock and 927 shares of five percent cumulative mandatory redeemable preferred stock in MainStreet Delaware. In addition, Penman Private Equity and Mezzanine Fund, L.P., (Penman) purchased 3,525,000 shares of Class B Common Stock for $60,000 and 2,440 shares of five percent mandatory redeemable preferred stock in MainStreet Delaware for $2,071,607, net of offering expenses of $368,393. The preferred stock is mandatory redeemable on December 12, 2001.

       On March 21, 1997, Penman subscribed to 750 shares of the five percent mandatory redeemable preferred stock for $750,000. On April 8, 1997, the Company received $750,000 for the subscribed preferred stock.

       (5)        Intangible Assets

         Intangible assets consists of:

          Excess of cost over fair value of assets acquired     $     1,813,179
          Noncompete agreements                                         300,500
          Less accumulated amortization                                (145,427)
                                                                      ---------

                                                                $     1,968,252
                                                                      ==========
       (6)        Property and Equipment

         Property and equipment consists of:

          Land                                                  $       104,600
          Buildings and improvements                                    406,635
          Furniture and fixtures                                        181,621
          Clinic equipment                                              559,451
          Office equipment                                              193,843
          Leasehold improvements                                         48,046
                                                                    ------------
                                                                      1,494,196
          Accumulated depreciation and amortization                     (71,602)
                                                                        -------
                                                                   $  1,422,594
                                                                   ============

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements


       (7) Long-Term Debt and Leases

           Long-term debt and capital leases consists of:

            Notes payable to physician groups with interest rates ranging from
               7% to 10.5%, with payments
               due at varying intervals through March 1, 2006                            $     1,108,314
           Capital leases                                                                         17,584
                                                                                        ----------------
                                                                                               1,125,898
           Less amounts due within one year                                                      360,454
                                                                                        ----------------
                                                                                        $        765,444
                                                                                        ================

          The following is a schedule of principal maturities of long-term debt, including capital leases, as of March 31, 1997.

                  1998                                                                  $        360,454
                  1999                                                                           360,717
                  2000                                                                           161,691
                  2001                                                                            37,929
                  2002                                                                            34,814
                  Thereafter                                                                     170,293
                                                                                       -----------------
                      Total                                                             $      1,125,898
                                                                                       =================

          CAPITAL LEASES: The Company is the lessee of equipment under a capital lease which expires during the next ten years. The related equipment is being amortized over ten years and the related amortization expense is included with depreciation expense in the consolidated statement of operations.

          The following is a schedule of future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of March 31, 1997.


                  1998                                                  $6,045
                  1999                                                   6,045
                  2000                                                   6,045
                  2001                                                   5,892
                                                                       -------
                         Total minimum lease payments                   24,027

                  Less amounts representing interest                    (6,443)
                                                                        ------
                  Obligation under capital leases                       17,584
                  Less current portion of capital lease obligations     (3,401)
                                                                        ------
                         Long-term obligations under capital leases    $14,183
                                                                       =======

          Capitalized equipment leases included in equipment was $18,600 at March 31, 1997. The imputed interest rate was 16.45% at March 31, 1997.

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements


       OPERATING LEASES: Operating leases generally consist of short-term lease agreements for professional office space where the medical practices are located. These leases generally have five-year terms with renewal options. Lease expense of $250,000 for 1997 consists of corporate office space, corporate equipment and medical office space, and equipment for the operating practices.

       The following is a schedule of future minimum lease payments under noncancelable operating leases as of March 31, 1997.

                  1998                       $ 512,353
                  1999                         453,355
                  2000                         426,199
                  2001                         411,586
                  2002                         258,130
                  Thereafter                    76,757
                                           -----------
                                            $2,138,380
                                            ==========

       (8) Related Party Transactions

       The Chief Executive Officer and Chief Operating Officer of the Company made loans to finance the Company's operations in the amounts of $1,345,000 and $25,300, respectively, of which $20,000 and $500, respectively, of contributed capital was converted to debt under the Reorganization discussed in note 4. Of the $1,345,000, $927,000 was converted into preferred stock; $21,026 was converted into Class B common stock; $378,722 was repaid during the year; and the remainder of $18,252 is outstanding at March 31, 1997. Of the $25,300, $10,500 was converted into Class B common stock, and $14,800 was repaid during the year.

       During the period ended March 31, 1997, the Company made payments of $116,260 to related parties for rent expense in connection with the clinic facilities. Also, the Company made principal and interest payments of $14,220 on behalf of the Chief Executive and Operations Officers of the Company for the corporate office location.

       In the process of acquiring the physician clinic groups, the Company paid $47,650 to a consultant who became an officer of the Company.

       (9) Income Taxes

       Because of operating losses, the Company has not provided any income tax expense for the year ended March 31, 1997. The Company has operating loss carryforwards, which may be used to reduce future taxable income, of approximately $280,014 at March 31, 1997 which expire beginning in 2010.

       The income tax recognition of temporary differences originating before the Company became a C Corporation will reverse. Accordingly, an income tax liability of $101,500 was recorded as of the date the Company became a C Corporation.

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements


       Deferred income taxes determined in accordance with Statement 109 reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss and tax credit carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to the uncertainty of future realization, the Company's deferred tax assets are subject to a valuation allowance that results in the recognition of no deferred tax asset at March 31, 1997.

       The tax effects of significant items comprising the Company's deferred income taxes for March 31, 1997 are as follows:

                    Deferred tax assets:
                        Accrual to cash                     $ 207,000
                        Net operating loss carryforwards      106,400
                        Other                                  49,300
                                                               ------
                                                              362,700
                    Less valuation allowance                 (318,600)
                                                             --------
                        Net deferred tax assets                44,100

                    Deferred tax liabilities - depreciation   (44,100)
                                                              -------
                        Net deferred taxes                  $       -
                                                            =========

       The significant components of the deferred income tax expense (benefit) for the period ended March 31, 1997 are as follows:

          Deferred income tax benefit               $       420,100
          Change in tax status from S Corporation
             to C Corporation                              (101,500)
          Increase in valuation allowance                  (318,600)
                                                    ---------------
                    Deferred income tax expense     $             -
                                                    ===============

       (10) Contingencies

       In addition to the general liability and malpractice insurance carried by the individual physicians, the Company is insured with respect to general liability and medical malpractice risks on a claims-made basis. To the extent that any claims-made coverage is not renewed or replaced with equivalent insurance, claims based on occurrences during the term of the coverage, but reported subsequently, would be uninsured. Management anticipates that the claims-made coverage currently in place will be renewed or replaced with equivalent insurance as the term of such coverage expires.

                        MAINSTREET HEALTHCARE CORPORATION

                   Notes to Consolidated Financial Statements


       (11) Redeemable Preferred Stock

            Five percent preferred stock is cumulative, mandatory redeemable nonvoting shares issued in connection with the reorganization described in note 4. The five percent dividend is payable when declared by the Company. During 1997, the Company declared a dividend of $47,046 based on the preferred stock issuance date of December 12, 1996. Upon sale of the Company or a Qualified Public Offering, the Company will redeem the preferred stock at the redemption price which is $1,000 per share plus the amount of accrued and unpaid dividends at such date. The preferred shares are mandatory redeemable on December 12, 2001. If the Company is unable or does not redeem the preferred shares, the dividend rate will increase to nine percent.

            The Company granted options to acquire up to 146,875 shares of Class B common stock to officers of the Company, which are vested and are exercisable at $5.50 per share.

       (12) Subsequent Events

            (a) Subsequent to March 31, 1997, the Company closed two physician clinics which were purchased during the period. The amount of the loss, including write-off of goodwill, accounts receivable, and property and equipment, was $88,990.

            (b) The Company has signed a letter of intent dated February 3, 1998 for the sale of substantially all of its assets to UCI Medical Affiliates Inc. ("UCI"). The consideration paid by UCI to the Company for the assets, as defined in the letter of intent, shall be $8,050,000 plus assumption of debt of $685,000.

                           MainStreet Healthcare, Inc.
                                  Balance Sheet


                        ASSETS                        12/31/97      12/31/96
       Cash
        Petty Cash                                      10,409            850
        Cash-Checking                                   73,931      1,995,684
                                                  -----------------------------
          Total Cash                                    84,340      1,996,534
       Accounts Receivable
        Accounts Receivable-Medical                  3,219,829      2,304,372
        Less: Doubtful Accounts                     (1,788,679)    (1,129,406)
        A/R Lockbox Account                              4,079              -
        Accounts Receivable-Other                       51,701         19,738
                                                  -----------------------------
           Total Accounts Receivable                 1,486,930      1,194,704
       Inventory
        Inventory-Medical Supplies                      25,250         14,500
        Supplies                                         5,060              -
                                                  -----------------------------
          Total Inventory-Medical Supplies              30,310         14,500
       Prepaid
        Prepaid Insurance                                  438           (871)
        Prepaid Interest                                     -         (7,828)
        Prepaid Other                                   29,149          4,054
        Deposits - Refundable                           41,789         33,154
                                                  -----------------------------
           Total Prepaid                                71,376         28,509
       Other Current Assets
        Other Receivables                               17,995          9,898
                                                  ------------------------------
           Total Other Assets                           17,995          9,898
              TOTAL CURRENT ASSETS                   1,690,951      3,244,145
       Fixed Assets
        Land                                           104,600        104,600
        Buildings                                      162,900        162,900
        Building Improvements                          263,594        216,551
        Furniture & Fixtures                           181,947        181,066
        Clinic Equipment                               752,413        629,031
        Signs                                           19,804          6,499
        Trucks                                               -          1,700
        Office Equipment                                 5,117          1,313
        Computers                                      102,925         48,291
        Software                                       106,915         95,951
        Leasehold Improvements                          50,143         38,383
                                                  -----------------------------
           Total Fixed Assets                        1,750,358      1,486,285
        Accumulated Depreciation                      (188,218)       (53,846)
                                                  -----------------------------
              NET FIXED ASSETS                       1,562,140      1,432,439

       Other Assets
        Organizational Expense                           5,229         44,363
        Deferred Acquisition Costs                     196,625          5,334
        Deferred A/R financing fees                     30,285              -
        Deferred Conversion Costs                       11,144        (56,914)
        Deferred Recruiting Costs                        6,100              -
        Goodwill                                     1,515,883      1,580,126
        Non Compete                                    192,916        245,833
        Investments                                          -              -
        Bond Discount                                        -              -
                                                     --------------------------
             TOTAL OTHER ASSETS                      1,958,182      1,818,742
                  TOTAL ASSETS                       5,211,273      6,495,326

                           MainStreet Healthcare, Inc.
                                  Balance Sheet


                   LIABILITIES                      12/31/97         12/31/96
       Current Liabilities
        Notes Payable-Acquisitions                   345,719          485,719
        Contracts Payable - Current                   26,333           26,333
        Lease Payable - Current                       69,152                -
        Accrued Interest - Notes/Lease Payable        29,023            8,154
        NCFE Financing Payable                       613,543                -
        NCFE Financing Reserves                    (111,487)                -
        Accounts Payable - Trade                   1,149,097          400,839
        Payroll Taxes Payable                        107,195           78,317
        Health Insurance                               5,749           13,815
        401(k) Plan - Employee                         1,040           (7,715)
        Accrued Wages                                373,433           57,606
        Accrued Interest - Redeem. Shares            194,695            5,535
        Other Accrued Payables                       166,207            5,564
                                                 ----------------------------
           Total Current Liabilities               2,969,699        1,074,167
       Long Term Liabilities
        LT Notes Payable - Acquisitions              312,272          430,171
        Contracts Payable - Long Term                277,505          302,403
        Lease Payable - Long Term                     91,075                -
        Shareholder Loans                             19,476           87,336
                                                 ----------------------------
           Total Long Term Liabilities               700,328          819,910
              Total Liabilities                    3,670,027        1,894,077
                         EQUITY
         Common Stock                                      -                -
         Class A Common Stock                          2,480            2,480
         Class B Common Stock                         58,450           58,450
         Redeemable Preferred Stock                4,283,814        4,283,814
         Excess Paid in Capital                      715,454          715,454
         Accumulated Deficit                         (42,965)               -
         Retained Earnings                        (1,569,272)          (1,188)
         YTD Net Income                           (1,906,715)        (457,761)
                                                 ----------------------------
       Total Equity                                1,541,246        4,601,249
       Total Liabilities & Equity                  5,211,273        6,495,326

                           MainStreet Healthcare, Inc.
                            MAINSTREET: CONSOLIDATED



                                                 Nine Months Ended      Nine Months Ended

        OTHER DIRECT COSTS:                     12/31/97       Pctg.    12/31/96      Pctg.
 6010   Advertising                              42,657        0.8%       5,852        0.3%
 6011   Yellow Pages                             31,413        0.6%         399        0.0%
 6400   Computer Supplies                        18,149        0.4%      14,305        0.7%
 7055   Computer Communications                   7,366        0.2%          --        0.0%
 6410   Computer Maintenance                     11,072        0.2%       1,402        0.1%
 6520   Collection Costs                            461        0.0%         226        0.0%
 6550   Dues & Subscriptions                      8,977        0.2%       7,950        0.4%
 6590   Entertainment                             8,986        0.2%       3,001        0.1%
(7000   Travel                                   45,840        0.9%      14,187        0.7%
 7130   Uniforms                                  5,914        0.1%          20        0.0%
 7150   Licenses                                  5,554        0.1%       4,760        0.2%
 7180   Office Supplies                          77,180        1.5%      40,851        1.9%
 7190   Outside Services                            258        0.0%       2,363        0.1%
 7280   Postage                                  36,432        0.7%       8,653        0.4%
                                             ----------                 -------
        Total Other Direct Costs                300,259        5.9%     103,969        4.8%
        Total Direct Clinic Costs:            1,625,382       32.0%     584,006       27.1%
        Profit (Loss) after Direct Costs       (825,769)     (16.3%)    (92,166)       4.6%

        INDIRECT CLINIC COSTS:

 6030   Acctng & Audit Fees                         550        0.0%       1,018        0.1%
 6031   Legal Fees                               22,384        0.4%       8,190        0.4%
 6050   Bad Check                                    --        0.0%       1,306        0.1%
 6070   Bank Service Charges                     30,765        0.6%       7,007        0.3%
 6510   Contributions                               (25)       0.0%         125        0.0%
 6530   Courier                                   8,093        0.2%       3,500        0.2%
 6535   Donations                                 1,296        0.0%          15        0.0%
(7155   Recruiting Costs                          8,007        0.2%       6,792        0.3%
 7290   Personnel Recuitment Fees                 7,900        0.2%       1,756        0.1%
 7120   Long Term Interest Expense               18,459        0.5%      27,730        1.3%
 7125   Capitalized Lease Interest Exp            4,607        0.0%          --        0.0%
(7300   Miscellaneous Items                       5,876        0.1%       9,229        0.4%
                                             ----------                 -------
        Total Indirect Clinic Costs             107,912        2.1%      66,668        3.1%
        Profit (Loss) after Indirect Costs     (933,681)     (18.4%)   (158,834)       1.5%

        CORPORATE EXPENSES:

 5010   Management Salaries                     272,174        5.4%      25,460        1.2%
 7110   Officer Life Insurance                       --        0.0%          --        0.0%
 5020   Office Salaries                         187,934        3.7%      56,607        2.6%
 5030   Marketing Salaries                       28,321        0.6%      25,880        1.2%
 5050   Computer Wages                           37,917        0.8%      16,115        0.8%
 5040   Other Wages & Benefits                       --        0.0%         744        0.0%
 7210   Sales Promotion                              --        0.0%         180        0.0%
 7260   Franchise Taxes                           2,989        0.1%          --        0.0%
 9055   Program (Interest) Cost - A/R
        Finance                                  20,040        0.4%          --        0.0%
                                             ----------                 -------
        Total Corporate Expenses                549,735       10.8%     124,986        5.8%

                    MainStreet Healthcare, Inc.
                     MAINSTREET: CONSOLIDATED


                                                     Nine Months Ended                     Nine Months Ended
                                                     12/31/97      Pctg.        12/31/96         Pctg.
        Net Profits (Loss) before Non Cash Iter    (1,483,056)    (29.2)       (283,820)         (4.3%)
        Non Cash Items:
6560    Depreciation Expense                          114,394       2.3%         53,569           2.2%
6581    Amortization - Goodwill                        80,870       1.6%         51,511           1.6%
6582    Amortization - Non Compete                     55,000       1.1%         29,167           0.9%
6570    Amortization - Other                            2,221       0.0%            277           0.0%
9020    Imputted Interest - NP                         22,635       0.5%         33,882           0.2%
9060    Accrued Interest - Redeemable Shar            148,529       2.9%          5,535           0.3%
9070    Accredited Interest - Class A Stk                 -         0.0%              -           0.0%
9080    Restructure Goodwill                              -         0.0%              -           0.0%
9030    Loss on Disposal of Assets                        -         0.0%              -           0.0%
                                                   ----------                  ---------
        Total Non Cash Items                          423,549       8.3%         173,941          5.1%
        Net Profit/(Loss)                          (1,906,705)    (37.6%)      (457,761)        (9.4%)

                             Exhibit 9.11.1

       1.         None.